As filed with the Securities and Exchange Commission on November 21, 2003 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Myogen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	84-1348020 (I.R.S. Employer Identification No.)

7575 West 103rd Avenue
Suite 102
Westminster, CO 80021
303-410-6666
(Address of principal executive offices)

Myogen, Inc. 2003 Equity Incentive Plan
Myogen, Inc. 2003 Employee Stock Purchase Plan

(Full title of the plans)

J. William Freytag, Ph.D.
President, Chief Executive Officer and Chairman
Myogen, Inc.
7575 West 103rd Avenue
Suite 102
Westminster, CO 80021
303-410-6666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C.T. Linfield, Esq.
Brent D. Fassett, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
(720) 566-4000

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
			Offering Price Per	aggregate offering
Title of Shares	Number of Shares (1)		Share	price	Amount of Registration Fee (4)

2003 Equity Incentive Plan
Common Stock (par value $.001)	2,712,392	(2)	$2.27	$6,157,129.84	$498.12

2003 Equity Incentive Plan
Common Stock (par value $.001)	868,868	(3)	$12.90	$11,208,397.20	$906.76

2003 Employee Stock Purchase Plan
Common Stock (par value $.001)	100,000	(3)	$12.90	$1,290,000.00	$104.37

Total:				$18,655,527.04	$1,509.25

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended. This Registration Statement shall cover any additional shares of common stock that become issuable under the 2003 Equity Incentive Plan or 2003 Employee Stock Purchase Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding common stock.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the weighted average exercise price at which such options are exercisable.

(3)	The price of $12.90 per share, which is the average of the high and low prices of the Common Stock on November 19, 2003, is set forth solely for the purposes of calculating the filing fee pursuant to Rule 457(h) and has been used only for those shares without a fixed exercise price. None of such shares have been issued or are subject to outstanding options.

(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

     The document containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such document is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed by Myogen, Inc. (the “Company”) with the Commission are incorporated by reference into this Registration Statement:

     (a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the registration statement on Form S-1 filed on August 28, 2003, as amended (File No. 333-108301), that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

     (b) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on October 24, 2003 (File No. 000-50438) under the Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our restated certificate of incorporation contains provisions limiting the liability of directors. Our restated certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

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     If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

Exhibit
Number

3.1*	Amended and Restated Certificate of Incorporation, dated November 4, 2003, currently in effect.

3.2*	Amended and Restated By-Laws, currently in effect.

4.1*	Specimen Stock Certificate.

5.1	Opinion of Cooley Godward LLP

10.1*	Myogen, Inc. 2003 Equity Incentive Plan.

10.2*	Myogen, Inc. 2003 Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages.

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on August 28, 2003, as amended. (File No. 333-108301)

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum

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offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on November 21, 2003.

Myogen, Inc.

By:	/s/ J. William Freytag J. William Freytag President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints J. William Freytag and Joseph L. Turner, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. William Freytag J. William Freytag	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 21, 2003

/s/ Joseph L. Turner Joseph L. Turner	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2003

/s/ Michael R. Bristow Michael R. Bristow	Chief Science and Medical Officer and Director	November 21, 2003

/s/ Jerry T. Jackson Jerry T. Jackson	Director	November 21, 2003

/s/ Daniel J. Mitchell Daniel J. Mitchell	Director	November 21, 2003

/s/ Arnold L. Oronsky Arnold L. Oronsky	Director	November 21, 2003

/s/ Andrew N. Schiff Andrew N. Schiff	Director	November 21, 2003

/s/ Sigrid Van Bladel Sigrid Van Bladel	Director	November 21, 2003

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EXHIBIT INDEX

Exhibit
Number	Description

3.1*	Amended and Restated Certificate of Incorporation, dated November 4, 2003, currently in effect.

3.2*	Amended and Restated By-Laws, currently in effect.

4.1*	Specimen Stock Certificate.

5.1	Opinion of Cooley Godward LLP

10.1*	Myogen, Inc. 2003 Equity Incentive Plan.

10.2*	Myogen, Inc. 2003 Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages.

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on August 28, 2003, as amended. (File No. 333-108301)